Exhibit 11

THE AES CORPORATION
-------------------

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
FOR THE YEARS ENDED

-----------------------------------------------------------------------------------------------------
                                                          1995             1996             1997
-----------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)

BASIC

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                            149.9            151.5            166.6
                                                      -------------    -------------    -------------

    NET INCOME                                      $          107   $          125   $          188
                                                      =============    =============    =============

    PER SHARE AMOUNT                                         $0.71            $0.83            $1.13
                                                      =============    =============    =============

DILUTED

Weighted Average Number of Shares
   of Common Stock Outstanding                               149.9            151.5            166.6

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price                            1.5              2.7              4.4

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                                    0.5              0.5              0.5

Effect of Convertible Debt - Based on
   the If-Converted Method                                     3.8              2.5              6.3
                                                      -------------    -------------    -------------

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                            155.7            157.2            177.8
                                                      =============    =============    =============

    NET INCOME                                      $          107   $          125   $          188
Additional Contribution to Net Income if
  Convertible Debt is fully converted                            2                1               10
                                                      -------------    -------------    -------------
    ADJUSTED NET INCOME                             $          109   $          126   $          198
                                                      =============    =============    =============

    PER SHARE AMOUNT                                         $0.70            $0.80            $1.11
                                                      =============    =============    =============